FOR IMMEDIATE RELEASE

CONTACT:	MATTHEW A. JONES
CHIEF FINANCIAL OFFICER
ATLAS AMERICA, INC.
1845 WALNUT STREET, SUITE 1000
PHILADELPHIA, PA 19103
215/546-5005
215/546-4785 (facsimile)

ATLAS AMERICA, INC.
REPORTS RESULTS FOR THIRD FISCAL QUARTER AND
NINE MONTHS ENDED JUNE 30, 2005

Philadelphia, PA - August 3, 2005 - Atlas America Inc. (NASDAQ: ATLS) (the “Company”) today reported record earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $23.1 million for the three months ended June 30, 2005, a 118% increase from $10.6 million for the prior year comparable quarter. EBITDA was $64.3 million for the nine months ended June 30, 2005, an increase of $30.7 million or 91% from the nine months ended June 30, 2004. Net income was $6.4 million, or $0.48 per share for the third fiscal quarter ended June 30, 2005, an increase of 54% from $4.2 million, or $0.35 per share, for the third fiscal quarter ended June 30, 2004. This period over period increase reflects significant net contributions from all of our operating segments.

For purposes of comparing the third fiscal quarter of 2005 to the prior year period and after adjusting for selected items affecting comparability between those periods, the Company’s third fiscal quarter 2005 adjusted net income was $8.1 million, or $0.61 per share, compared with third fiscal quarter 2004 net income of $4.2 million, or $0.35 per share. (A schedule is provided at the end of this release to reconcile net income to adjusted net income and provide further information on the specific items affecting comparability.)

“We are pleased with our record financial results and operating performance for the third quarter as all of our business units experienced significant growth,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “Our results signify the continued strength of our business and solidify our rising expectations of future performance.”

On June 30, 2005, Resource America, Inc. (NASDAQ: REXI) (“Resource”), the former majority shareholder of the Company, completed the spin-off of the Company by distributing all of its common shares of the Company to Resource’s shareholders. Resource’s shareholders received 0.59367 shares of the Company for each share of Resource owned. In connection with the spin-off, the Company incurred an income tax charge of approximately $1.2 million, or $0.09 per share, for the quarter ended June 30, 2005.

In April 2005, Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”), which the Company operates through ownership of the general partner interest, acquired ETC Oklahoma Pipeline, Ltd. (“Elk City”) for a purchase price of approximately $194.9 million, which was initially financed through borrowings under its new $270 million credit facility. In connection with this new financing, Atlas Pipeline was required to repay prior loans outstanding, triggering the accelerated amortization charge of $0.4 million. Subsequently, in June 2005, Atlas Pipeline completed the sale of 2.3 million limited partner units for total gross proceeds of $96.5 million, which was utilized to repay a portion of the outstanding borrowings under the credit facility.

Operational Highlights

Drilling & Fundraising

•
The number of wells drilled, net to both the Company’s interest and that of its sponsored drilling investment partnerships, rose to 110 new wells for the three months ended June 30, 2005 compared with 68 wells for the prior year comparable quarter, an increase of 62%.

•
For the nine months ended June 30, 2005, the Company raised $113.8 million from its sponsored partnerships compared with $67.8 million for the nine months ended June 30, 2004, a 68% increase. The number of wells we drill is dependent upon a number of dynamic factors, including well depth, topography, and drilling costs. Based upon these factors, we estimate we will drill approximately 625 wells for fiscal year ended September 30, 2005.

Acreage

•	The Company’s acreage position was approximately 461,000 net acres at June 30, 2005, an increase of approximately 48,000 net acres, a 12% increase, from its position at June 30, 2004.

•	Undeveloped acreage at June 30, 2005 was approximately 256,600 net acres, an increase of 38,800 net acres, or 18%, from June 30, 2004.

•	The Company has identified 2,623 geologically favorable sites for drilling as of June 30, 2005.

Wells & Production

•	The Company had interests in 6,200 gross wells at June 30, 2005, a 600 well increase from June 30, 2004, of which it operates 5,200 wells, or 84% of the total.

•
Natural gas production for the Company’s account was 21.2 million cubic feet per day (“mmcfd”) for the three months ended June 30, 2005, an increase of 0.5 mmcfd compared with 20.7 mmcfd for the three months ended June 30, 2004. Near the end of the quarter, the Company completed an expansion of its compression capacity and other infrastructure enhancements in its Fayette operating area, a key production location, which has resulted in further increases to our gas production.

•	Oil production was 461 barrels per day for the three months ended June 30, 2005 compared with 452 barrels per day for the prior year comparable period.

Interested parties are invited to access the live webcast of an investor call with management regarding our third fiscal quarter and nine month results on Thursday morning, August 4, 2005 at 8:30 A.M. EDT by going to the home page of the Company’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 10:30 A.M. EDT on Thursday, August 4, 2005 until 11:59 P.M. on Friday, September 2, 2005. To access the replay, dial 1-888-286-8010 and enter conference code 86558001.

Atlas America, Inc. is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL). APL owns and operates more than 3,600 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio and gas processing facilities in Oklahoma. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
Financial Summary
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES
Well drilling	$26,749	$16,370	$98,758	$64,577
Gas and oil production	16,051	12,977	44,669	34,972
Gathering, transmission and processing	81,322	1,344	168,845	4,522
Well services	2,422	2,146	7,020	6,206
	126,544	32,837	319,292	110,277

COSTS AND EXPENSES
Well drilling	23,259	14,235	85,876	56,154
Gas and oil production and exploration	2,452	2,369	6,667	7,377
Gathering, transmission and processing	70,485	551	143,627	1,767
Well services	1,293	1,009	3,800	3,071
General and administrative	4,709	2,254	7,863	3,713
Compensation reimbursement - affiliate	145	350	602	1,050
Depreciation, depletion and amortization	6,506	3,458	17,159	10,237
	108,849	24,226	265,594	83,369

OPERATING INCOME	17,695	8,611	53,698	26,908

OTHER INCOME (EXPENSE)
Interest expense	(4,580)	(460)	(7,893)	(1,420)
Minority interest in Atlas Pipeline Partners, L.P.	(1,247)	(1,593)	(10,967)	(4,188)
Arbitration settlement, net	(11)	-	4,299	-
Other, net	156	110	77	609
	(5,682)	(1,943)	(14,484)	(4,999)

Income before income taxes	12,013	6,668	39,214	21,909
Provision for income taxes	5,569	2,486	15,362	7,668
Net income	$6,444	$4,182	$23,852	$14,241

Net income per common share - basic and diluted	$0.48	$0.35	$1.79	$1.28

Weighted average common shares outstanding:
Basic	13,333	12,015	13,333	11,129
Diluted	13,339	12,018	13,339	11,131

	June 30,	September 30,
Balance sheet data (at period end):	2005	2004
Cash and cash equivalents	$18,877	$29,192
Total debt	180,261	85,640
Minority interest in Atlas Pipeline Partners, L.P.	207,647	132,224
Total stockholders’ equity	114,475	91,003

ATLAS AMERICA, INC.
 (in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of net income to non-GAAP measure(1):
Net income	$6,444	$4,182	$23,852	$14,241
Interest expense	4,580	460	7,893	1,420
Provision for income taxes	5,569	2,486	15,362	7,668
Depreciation, depletion and amortization	6,506	3,458	17,159	10,237
EBITDA	$23,099	$10,586	$64,266	$33,566
______________________________
(1)
EBITDA is a non-GAAP (generally accepted accounting principles) financial measure under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA provides additional information for evaluating the Company’s ability to meet its debt service, capital expenditures and working capital requirements, among other things. This measure is widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of net income to adjusted net income:
Net income	$6,444	$4,182	$23,852	$14,241
Income tax charge (1)	1,245	-	1,245	-
Accelerated amortization of deferred financing costs (2)	420	-	420	-
Adjusted net income	$8,109	$4,182	$25,517	$14,241

Net income per common share - basic and diluted	$0.61	$0.35	$1.91	$1.28
Weighted average common shares outstanding:
Basic	13,333	12,015	13,333	11,129
Diluted	13,339	12,018	13,339	11,131
______________________________
(1)	Relates to an estimated income tax payment associated with Resource’s spin-off of the Company to Resource’s shareholders.
(2)	Relates to the accelerated amortization of deferred financing costs upon the retirement of the term loan portion of Atlas Pipeline’s credit facility, net of income taxes of $236.

ATLAS AMERICA, INC.
Operating Highlights
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Production revenues (in thousands):
Gas (1)	$13,934	$11,607	$38,916	$30,789
Oil	$2,106	$1,395	$5,695	$4,183

Production volume:
Gas (mcf/day) (1) (3)	21,214	20,710	20,275	19,485
Oil (bbls/day)	461	452	438	494
Total (mcfe/day) (3)	23,980	23,422	22,903	22,449

Average sales prices:
Gas (per mcf) (3)	$7.22	$6.16	$7.03	$5.77
Oil (per bbl) (3)	$50.15	$33.87	$47.57	$30.93

Production costs (2):
As a percent of production revenues	12%	14%	13%	15%
Per mcfe (3)	$0.91	$0.84	$0.94	$0.84

Depletion per mcfe (3)	$1.29	$1.13	$1.29	$1.17
______________________________
(1)	Excludes sales of residual gas and sales to landowners.
(2)
Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, gathering charges and production overhead.

(3)
“Mcf” and “mmcf” represents thousand cubic feet and million cubic feet; “mcfe” and “mmcfe” represents thousand cubic feet equivalent and million cubic feet equivalent, and “bbls” represents barrels.  Bbls are converted to mcfe using the ratio of six mcfs to one bbl.